Exhibit 99.1


Press Release                     FOR IMMEDIATE RELEASE
                                  ---------------------
                                  Contact:  Thomas J. Noe,  Investor Relations
                                  Telephone: (513) 870-3530
                                  E-Mail:  tnoe@pcbionline.com


                 PEOPLES COMMUNITY BANCORP, INC.
   ANNOUNCES THE DECLARATION OF ITS FIRST EVER QUARTERLY CASH
      DIVIDEND AND INTENTION TO PURCHASE SHARES ON THE OPEN
          MARKET FOR ITS EMPLOYEE STOCK OWNERSHIP PLAN


     Cincinnati, Ohio (June 1, 2004) - Peoples Community Bancorp, Inc. (NASDAQ:PCBI), parent of Peoples Community Bank, West Chester, Ohio, announced today that its Board of Directors at their meeting on May 14, 2004, initiated a quarterly cash dividend policy and declared its first cash dividend. The cash dividend of $.15 per share on the common stock of the Company is payable on June 30, 2004 to stockholders of record at the close of business on June 15, 2004. The Company had previously disclosed its intention to pay quarterly cash dividends in the Prospectus, dated March 12, 2004, in connection with its offering of shares of its common stock to stockholders and members of the general public.

     Jerry D. Williams, the Company's President and Chief Executive Officer stated that "the Company was very pleased to announce the initiation of a quarterly cash dividend policy. Our strong capital base and the success of our recent offering have afforded us to the opportunity to initiate this dividend policy. We believe this action further enhances shareholder value and demonstrates our commitment to and confidence in our future prospects."

     In addition, the Company announced that its employee stock ownership plan intends to purchase 40,000 shares of the Company's common stock on the open market with funds contributed by the Company. Purchases will be made from time to time at the discretion of management of the Company. Due to the oversubscription of the Company's recent offering, the employee stock ownership plan's allocation was voluntarily reduced from 150,000 to 35,000 shares. The 40,000 shares to be purchased will partially offset this reduced allocation.

     Peoples Community Bancorp, Inc. is a unitary thrift holding company. It currently operates thirteen full service offices in Warren, Butler and Hamilton Counties, Ohio. At March 31, 2004, Peoples Community Bancorp, Inc. had $852.5 million in assets and $49.1 million of stockholders' equity.